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                                                                    EXHIBIT 99.2


                                 ELECTION FORM
                               MOMED HOLDING CO.
                        8630 DELMAR BOULEVARD, SUITE 100
                           ST. LOUIS, MISSOURI 63124


THIS IS THE ELECTION FORM REFERENCED IN THE MOMED HOLDING CO. PROXY STATEMENT AND THE MAIC HOLDINGS, INC. PROSPECTUS ("PROXY STATEMENT/PROSPECTUS") IN CONNECTION WITH AN AGREEMENT AND PLAN OF MERGER AND THE REGISTRATION OF 396,852 SHARES OF COMMON STOCK OF MAIC HOLDINGS. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANING SET FORTH IN THE PROXY STATEMENT
PROSPECTUS.             _______________

INSTRUCTIONS

        Holders of MOMED Holding Co. Class A Common Stock who desire to make an election must properly complete this Election Form and return the completed and executed Election Form to: Chase Mellon Shareholder Services, L.L.C., at either of the following addresses: (Mailing Address) MOMED Holding Co., Midtown Station, PO Box 821, New York, N.Y. 10138-0837; or (Street Address) John Kelly, Proxy Department, ChaseMellon Shareholder Services, 600 Willowtree Road, Leonia, N.J. 07605.

        Please indicate number of shares you desire to be exchanged pursuant to each election. Election Forms that provide for a single election (e.g. Stock or Cash) and do not indicate the number of shares will be deemed to be an election to have all of the shares held of record by the person executing the form to be converted pursuant to said election. Election Forms that provide for both elections (e.g. Stock and Cash) and do not indicate the number of shares will be deemed to be an election for one-half of the shares held of record by the person executing the form to be converted pursuant to each election. Holders of MOMED Holding Co. Common Stock who do not properly execute and return this Election Form by 5:00 p.m. Eastern Standard Time on November 21, 1996 will be deemed to have made an election to receive cash in exchange for MOMED Holding Co. Common Stock.

LIMITATION

        The total number of shares of MAIC Holdings common stock included in the Merger Consideration to be issued in exchange for the MOMED Common Stock pursuant to the Stock Election will not be more than 350,000 shares of MAIC Holdings Common Stock, nor less than 275,000 shares of MAIC Holdings Common Stock. If the holders of MOMED Common Stock make Stock Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock in excess of 350,000 shares, then a portion of the shares of the MOMED Common Stock subject to each Stock Election shall be converted on a pro rata basis into the right to receive cash in the same amount as those MOMED stockholders who made Cash Elections as set forth in the Proxy Statement/Prospectus. If the holders of MOMED Common Stock make Cash Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock that is less than 275,000 shares, then a portion of the shares of the MOMED Common Stock subject to each Cash Election shall be converted on a pro rata basis into MAIC Holdings Common Stock at the same ratio as the holders who made the Stock Elections as set forth in the Proxy Statement/Prospectus.


       DETACH HERE AND RETURN THIS ELECTION FORM IN THE GREEN ENVELOPE.
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ELECTION

        I hereby elect to have my shares of MOMED Holding Common Stock converted as follows pursuant to and upon the effective time of the Merger (the "Merger Consideration"):

/ / STOCK ELECTION: Subject to the limitation set forth above, _________ shares of MOMED Holding Co. Class A common stock are to be converted into 0.779 of a share of MAIC Holdings, Inc. common stock.

/ / CASH ELECTION: Subject to the limitation set forth above, ___________ shares of MOMED Holding Co. Class A common stock are to be exchanged for $25.32 in cash (without interest).


                                          SIGNATURE:
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                                          DATE:
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